EX-99.28(h)(2)(i)

Fifth Amended and Restated

Schedule A

to the

Amended and Restated

Fund Accounting Agreement

by and between

Investment Managers Series Trust II

and

UMB Fund Services, Inc.

NAMES OF FUNDS

ACR Multi-Strategy Quality Return (MQR) Fund

ACR International Quality Return (IQR) Fund

All Terrain Opportunity Fund

Cannabis Growth Fund

Cedar Ridge Unconstrained Credit Fund

Vivaldi Merger Arbitrage Fund

Vivaldi Multi-Strategy Fund

WV Concentrated Equities Fund

In witness whereof, the undersigned have executed this Fifth Amended and Restated Schedule A to the Amended and Restated Fund Accounting Agreement between Investment Managers Series Trust II and UMB Fund Services, Inc. effective as of the 1st day of April, 2019.

INVESTMENT MANAGERS SERIES TRUST II

By:	/s/ Joy Ausili

Title:	Vice President

UMB FUND SERVICES, INC.

By:	/s/ Maureen Quill

Title:	EVP